U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.   20549

           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

       Filed pursuant to Section 16(a) of the Securities Act of 1934

1.  Name and Address of Reporting Person          2.  Date of Event Requiring
Pierce    Robert           W.                              Statement
--------  -----------    -----------                        05/09/97
(Last)    (First)        (Middle)                      ----------------
                                                       (Month/Day/Year)

64 Ross Road   Savannah    GA      31405
-------------  ---------  ------   -----
  (Street)     (City)    (State)   (Zip)



3.  IRS or Social Security Number of              4.  Issuer Name and Ticker
    Reporting Person                                   or Trading Symbol
          ###-##-####                                  Carson, Inc. - CIC


5. Relationship of Reporting Person to Issuer     6.  If Amendment, Date of
     (check all applicable)                            Original

-- Director         -- 10% Owner                  7.  Individual of Joint/Group
                                                       Filing (Check applicable
X- Officer          -- Other (specify below)           line)
   (give title
     below)                                            X- Form filed by one
                                                            reporting person
 Executive Vice President, Finance and Chief
 Financial Officer                                     -- Form filed by  More
                                                            than One Reporting
                                                            Person

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

1.  Title of Security                2. Amount of Securities Beneficially Owned
                                             (Instr. 4)
     NONE                                              NONE

3. Ownership Form:  Direct (D)          4.  Nature of Indirect Beneficial
                    Indirect (I)             Ownership (Instr 5)
         (Instr 5)                                NONE
     NONE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Table II - Derivatave Securities Beneficially Owned (eg puts, calls, warrants, options, convertible securities)

1.  Title of Derivative Security
          (Instr. 4)

2.  Date Exercisable and Expiration Date     3. Title and Amount of Securities  4.  Conversion      5. Ownership        6. Nature
         (Month/Day/Year)                       Underlying Derivitave Security     or Exercise         Form of             of
                                                                                    Price of           Derivative          Indirect
Date           Expiration                    Title               Amount or         Derivative          Security:         Beneficial
Exercisable    Date                                               Number of          Security          Direct (D)        Ownership
                                                                     Shares                            Indirect (I)     (Instr. 5)
05/09/97       04/30/07                 Class A Common Stock       50,000           $7.50                      D              n/a
05/01/98       04/30/07                 Class A Common Stock       16,667           $7.50                      D              n/a
05/01/99       04/30/07                 Class A Common Stock       16,667           $7.50                      D              n/a
05/01/00       04/30/07                 Class A Common Stock       16,666           $7.50                      D              n/a


Explanation of Responses:

/s/  Robert W. Pierce                   May 19, 1997
-----------------------------           ------------------
Signature of Reporting Person           Date